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                                                                       Exhibit 5

                               November 16, 1999


Next Level Communications, Inc.
6085 State Farm Drive
Rohnert Park, California 94928

     Re: Next Level Communications, Inc. Registration Statement for Offering of 16,550,785 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 6,150,785 shares of Common Stock under the 1997 Long-Term Incentive Plan, (ii) 5,400,000 shares of Common Stock under the 1999 Stock Plan, (iii) 1,000,000 shares under the 1999 Employee Stock Purchase Plan, and (iv) 4,000,000 shares under the 1999 Equity Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Long-Term Incentive Plan, 1999 Stock Plan, 1999 Employee Stock Purchase Plan, and the 1999 Equity Incentive Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Gunderson Dettmer Stough Villeneuve
                                            Franklin & Hachigian, LLP
                                        ---------------------------------------
                                        Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP